Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Manager and the Member
CCH II, LLC:

We consent to the use of our report dated October 6, 2009, except for Note 24 and Note 26, as to which the date is January 15, 2010, with respect to the consolidated balance sheets of CCH II, LLC and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated October 6, 2009, except for Note 24 and Note 26, as to which the date is January 15, 2010, on the consolidated financial statements contains an explanatory paragraph that refers to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, effective January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri
January 15, 2010